Exhibit 10.12

CMI Employment Agreement

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made effective as of the _____________day of _________________, 2000, by and between CeleXx Corporation, Inc., with offices located at 7251 West Palmetto Park Road, Suite 106, Boca Raton, FL 33433 (hereinafter called the "Employer") and David R. Burke, Sr., who resides at 31 Susan Drive, Tewksbury, MA 01876 (hereinafter called the "Employee").

                                   WITNESSETH:

         Section 1.  Employment and Duties.
         The Employer employs the Employee to perform those duties as set forth in Schedule 1 attached hereto as may be determined and assigned by the Employer.

         Section 2.  Performance.
         The Employee agrees to devote all of the Employee's working time and best efforts to the performance of the Employee's duties as Chief Executive Officer (CEO) and to the performance of other related duties as are assigned to the Employee from time to time by the Employer.

         Section 3.  Term.
         This Agreement's term shall be for three years commencing ______________________, 2000, and terminating _______________________, 2003. At the completion of the initial term of three years, this Agreement will be automatically renewed for additional one-year periods, unless either party shall give the other party two months written notice indicating that this Agreement will not be further renewed.

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         Section 4.  Compensation and Benefits.
         For all the services to be rendered by the Employee in any capacity, the Employer agrees to pay the Employee a starting salary of one hundred fifty thousand dollars [$150,000.00] per annum, payable as five thousand seven hundred sixty-nine dollars and 23/100 ($5,769.23) bi-weekly. The Employee will then be given a yearly performance/salary review on each anniversary date of this agreement. In addition, Employee shall be entitled to any and all benefits as provided by the Employer including, but not limited to, 401K pension Plan , vacation plan (4 weeks), sick plan, health plan, life insurance plan, holiday plan. If the Employee leaves the employment of the Employer prior to the termination of this Agreement, regardless of reason, then the amount to which the Employee is entitled shall be governed by Section 6 of this Agreement.

         Section 5.  Business Expenses.
         Consistent with the Employer's policy, the Employer will compensate the Employee for eligible business expenses to include: travel, meals, and miscellaneous expenses incurred locally; and travel, meals, lodging, and miscellaneous expenses incurred while the Employee is away on business. Reimbursement shall be made by the Employer upon submission of a signed statement by the Employee itemizing the expenses and upon the Employee providing receipts for such expenses.

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         Section 6.  Termination.
         Since the Employer greatly values the services anticipated to be rendered by the Employee, upon termination of this Agreement, the Employee shall be entitled to severance pay as set forth hereinafter.

         a. Should the Employee choose to terminate this Agreement, then the Employee shall submit, in writing, a two months notice and shall receive as termination pay and any sums due for work performed by Employee, plus payment for an accrued and unused vacation time. In addition, the Employee shall receive an amount equal to one month's pay for each year of service as an Employee of Employer (Employees start date is 5/15/84), up to a maximum of equal to one years salary.
         b. Should the Employer terminate this Agreement for cause, pursuant to paragraph 11 hereof, then the Employee shall receive as termination pay any sums due for work performed by Employee, plus payment for any accrued, but unused vacation time and no other amounts. Further, the payment of these sums shall not constitute a waiver for any claims for damages, which the Employee has caused to the Employer related to the termination for cause.
         c. Should the Employer terminate this Agreement at any time during the period of this Agreement and should the termination not be for cause pursuant to paragraph 11, then and in that event, the Employee shall receive upon termination pay any sums set forth in the next paragraph.
         d. The Employee shall receive as termination pay any sums sue for work performed by Employee, plus payment for any accrued, but unused vacation time. In addition, the Employee shall receive an amount equal to one

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month's pay for each year's employment (Employees start date is 5/15/84), up to a maximum of one years salary, for which the Employee has been employed by either Computer Marketplace, Inc. (CMI) or the Employer. This payment shall be based on the level of the pay received by the Employee for the final year of his or her employment.
         e. The amount of termination pay received by Employee shall be additional consideration for the Restrictions set forth in Section 10 of this Agreement.

         Section 7.  Death.
         In the event of the Employee's death during this Agreement's term, it shall terminate immediately. Unless the Employee has left a different designation on file with the Employer, the Employee's surviving spouse or , in the even of the demise of the surviving spouse, the minor children, including all children who are full-time students regardless of age, shall be entitled to receive any outstanding compensation due the Employee and plus an amount equal to three months pay. This compensation shall be paid in equal monthly installments, commencing the first of the month following the Employee's death, and shall be paid proportionately over three months.

         Section 8.  Disability.
         If, during this Agreement's term, the Employee should fail to perform any duties on account of illness or other incapacity, and this illness or incapacity shall continue for three months, the Employer shall have the right to terminate this Agreement. In that event, the Employer shall be obligated to pay the Employee any compensation up to the termination date.

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         Section 9.  Discontinuance of Business.
If, during this Agreement's term, the Employer should involuntarily discontinue or interrupt the operation of its business, this Agreement shall automatically terminate without further liability on the part of the parties.

         Section 10.  Restrictions.
         a. During this Agreement's term, the Employee agrees to devote all of his working time and best efforts to further the Employer's interests, and shall not directly or indirectly, alone or as a partner, officer, director, or stockholder of any other institution, be engaged in any competing business activity whatsoever, or continue or assume any other competing corporate affiliations without the written consent of the Employer's Board of Directors. Notwithstanding the foregoing, the Employee may be a shareholder of any publicly traded corporation or entity, provided that the Employee and any members of employee's immediate family or any entity owned by Employee or his immediate family shall not own in excess of two percent of the outstanding stock of any such publicly traded entity without the written consent of Employer's Board of Directors.
         b.       The Employee acknowledges:
                  (1) That the Employer's products and services are highly specialized items;
                  (2) That the Employer has a proprietary interest in the identity of its customers and customer lists; and
                  (3) That documents and information regarding the Employer's customers, employees, internal procedures, quoting guidelines, services, systems, lease and financing programs, re-marketing programs, sales,

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pricing, costs, and the specialized requirements of the Employer's customers are highly confidential and constitute trade secrets. During this Agreement's term, the Employee will have access to and become familiar with various Employer trade secrets and confidential information. The Employee acknowledges that this confidential information and trade secrets are owned and shall continue to be owned solely by the Employer.

                  (4) That the Employee shall not use confidential information and trade secrets for any purpose whatsoever or divulge this information to any person other than the Employer or persons to whom the Employer has given consent, unless this information has already become common knowledge, or unless the Employee is compelled to disclose it by governmental process.
                  (5) That any work done by Employee during the term of this Agreement shall belong to the Employer. If a copyright may be obtained for any such work, the said copyright shall be in the name of the Employer and shall fully belong to the Employer. Further, any source code or other programs or materials developed during the term of this Agreement shall be the property of the Employer, whether or not these items may be subject to copyright protection.
         c. The Employee covenants to the Employer that for two years following the date of Termination of Employment for cause as defined in Section 11, or if the Employee shall resign absent a breach of this Agreement by the Employer, as set forth in paragraph 6(c), then the Employee shall not, either directly or indirectly, or through any person or other entity, or by any other means perform any duties similar to the duties performed for the Employer for any business, profession, or other endeavor that is a substantial and direct

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competitor of the Employer and is located within a 30 mile radius of Computer
Marketplace, Inc. located at 885 Main Street, Tewksbury, MA 01876.

         Section 11. Termination of Employment. Employer may terminate Employee for cause due to:
         (a) Failure or refusal of the Employee to adequately perform employment duties and obligations, including, but not limited to fraud, dishonesty, negligence, willful misconduct, unethical behavior or conduct, insubordination, or inattention to or substandard performance of duties, all as determined by the Board of Directors of the Company; excessive absences from work; or engaging in activities prohibited by policies of the Company as communicated to Employee by the Company;
         (b)      Any breach by the Employee of this Agreement's provisions;
         (c) The conviction of the Employee for any felony or any other criminal offense involving dishonesty or moral turpitude.

         Section 12.  Reformation.
         In the event that a court determines that any part of paragraph 10 is invalid or unenforceable by reason of overly broad territorial or excessive time restrictions or otherwise, then the parties request the court to modify these restrictions or Section 10 to the extent necessary for it to be valid and enforceable and to enforce it to that extent.

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         Section 13.  Employer Property.
         Upon separation of employment for any reason, the Employee shall immediately deliver to the Employer all documentation and other property that belongs to the Employer that pertains to the business or financial affairs of the Employer.

         Section 14.  Remedies.
         The parties to this Agreement acknowledge that any breach, violation, or default by the Employee of the provisions contained in Section 10 would result in irreparable harm and damage to the Employer, which harm and damage would be extremely difficult to quantify and, accordingly, the Employee consents to the jurisdiction of a court for the entry of an injunction, temporary or permanent, enjoining the Employee from competing with the Employer, or the entry by the court of an order requiring the Employee to deliver to the Employer documentation or other property that belongs to the Employer.

         Section 15.  Benefits.
         The Employer agrees to provide to the Employee during this Agreement's term those additional benefits, commonly known as "fringe benefits," which are generally extended by the Employer to its employees, as set forth on Exhibit 4 attached hereto. All fringe benefits received by the Employee at the time of this Agreement's effective date shall be maintained throughout this Agreement's term. Fringe benefits include, but are not limited to items such as, holidays, vacations, comprehensive major medical, group life insurance, long-term disability/accidental death, short-term disability, expense supplement plan, educational assistance program, employee assistance program, health maintenance organization, sick leave, Christmas cash bonus, service recognition awards,

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and so forth. Nothing herein shall require the Employer to provide any such fringe benefits to the Employee, which are not otherwise granted herein as set forth on Schedule 4 or are not otherwise provided to other employees.

         Section 16.  Effect of Waiver.
         The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

         Section 17.  Arbitration.
         Any controversy arising from or related to this Agreement shall be determined by final and binding arbitration in Massachusetts according to the rules of the American Arbitration Association, and judgment upon any award may be entered in any court having jurisdiction.

         Section 18.  Notice.
         Any and all notices referred to in this Agreement shall be sufficient if furnished in writing and sent by certified mail return receipt requested to the parties at the address given above or subscribed below following their signatures to this Agreement.

         Section 19.  Assignment.
         The rights and benefits of the Employer under this Agreement shall be transferable, and all covenants and agreements shall inure to the benefits of and be enforceable by or against its successors and assigns.

         Section 20.  Separability.

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         If, for any reason, any section or portion of this Agreement shall be held by a court to be invalid or unenforceable, it is agreed that this shall not affect any other section or portion of this Agreement.







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         Section 21.  Applicable Law.
         This Agreement shall be interpreted according to the laws of the Commonwealth of Massachusetts.

/s/ David R. Burke, Sr.                        /s/ David C. Langle  CFO
 -----------------------                           -------------------------
By: Employee                                   By: Celexx Corporation

Dated: ___________________________                   Dated: 4-10-00
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